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MANUFACTURERS'
SERVICES

                                                June 25, 1996

Dale R. Johnson
14 Schooner Ridge
Marblehead, MA 01945

Dear Dale:

      As we discussed, in recognition of your performance as an executive of Manufacturers' Services Limited ("MSL") and in consideration of your continuing employment, MSL has agreed to the following severance terms:

      If your employment is terminated by MSL (and for the purposes of this letter MSL includes any successor in interest) other than for Cause, death or Disability, you will be entitled to salary continuation payments during the 12-month period following termination. The total of all such payments, which shall be payable in 26 equal installments in accordance with MSL's payroll practices and procedures, shall be an amount equal to the sum of (i) your Base Salary for the year of termination, plus (ii) your incentive compensation (Target Bonus and Super Achievement Bonus) earned during the prior year, provided that (x) the total amount payable to you hereunder shall not exceed two times your Base Salary for the year of termination and (y) salary continuation payments shall terminate upon your material breach of the Agreement with Respect to Confidential Information and Inventions and Non-Competition (the "Non-Competition Agreement") that you have entered into with MSL. For this purpose:

            (a) "Cause" means (i) your willful and continued failure substantially to perform your duties as described herein (other than (x) as a result of total or partial incapacity due to physical or mental illness, (y) for Good Reason, or (z) as a result of MSL's material breach of its obligations pursuant to this letter agreement) following written notice to you and a 60-day cure period, (ii) your dishonesty in the performance of your duties, (iii) your material breach of the Non-Competition Agreement or (iv) your conviction of, or the entry of a plea of guilty by you to, a felony involving your personal conduct under the laws


MANUFACTURERS' SERVICES LTD.

200 BAKER AVENUE
CONCORD, MASSACHUSETTS USA
01742-2121

508.287.5630
FAX 508.287.5635

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of the United States or any state thereof or conviction of, or the entry of a plea of guilty to, a crime involving your personal conduct in any other jurisdiction which crime would constitute a felony under the laws of the United States or any state thereof if such crime had been committed within the jurisdiction of the United States or any stare thereof.

            (b) "Disability" means physical or mental incapacity resulting in your being unable to perform your essential functions for an aggregate of more than six months during any period of twenty-four consecutive months. Any question as to the existence of your Disability as to which you and MSL cannot agree will be determined in writing by a qualified independent physician mutually acceptable to you and MSL. If you and MSL cannot agree as to a qualified independent physician, each will appoint such a physician and those two physicians will select a third, who will make such determination in writing. Such determination of Disability made in writing to MSL and to you will be final and conclusive for all purposes of your employment.

            (c) "Good Reason" means:

            (i) you are removed from your current position of Executive Vice President and General Counsel for any reason other than for Cause or by reason of your death or Disability;

            (ii) you are assigned duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with your position or you are required to report directly to any person other than MSL's Chief Executive Officer or any Chief Operating Officer;

            (iii) breach by MSL of any of its material employment obligations to you;

            (iv) you are required to relocate outside the greater Boston area;
      or

            (v) your Base Salary or the percentage of your Base Salary used to calculate your Incentive Compensation is reduced other than for reasons of your performance after written notice and a reasonable opportunity to cure.


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      This letter is intended to be incorporated into and become an integral part of your present employment agreement with MSL. Except as provided above, all of the other terms and conditions of your present employment agreement will continue in full force and effect. Please acknowledge your agreement and acceptance by signing the enclosed copy of this letter and returning it to me for MSL's files.

                                     Very truly yours,

                                     MANUFACTURERS' SERVICES LIMITED


                                     By: /s/ Kevin C. Melia
                                         -----------------------------------
                                         Kevin C. Melia
                                         Chairman, CEO and President


Accepted and Agreed:


/s/ Dale R. Johnson
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Dated: 6/25/96
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